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                                                                    EXHIBIT 11.1


Maxim Integrated Products, Inc.
Computation of income per share
(amounts in thousands, except per share amounts)


                                                                Three Months Ended
                                                        September 30,        September 27,
                                                            1996                  1997
                                                        -------------        -------------
Weighted average common shares outstanding                     61,075               64,282

Add weighted average shares from assumed
  exercise of options and warrants when treasury
  shares are reacquired at average stock market
  price                                                        14,214               16,747

Less weighted average shares assumed
repurchased from tax benefit from the assumed
  exercise of non-qualified stock options                      (4,905)              (5,624)
                                                        -------------        -------------

Common and common equivalent shares used
  in computing net income per share                            70,384               75,405
                                                        =============        =============
Net income applicable to computation of
  income per share                                      $      31,392        $      39,964
                                                        =============        =============
Income per share                                        $        0.45        $        0.53
                                                        =============        =============